UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2006

DIRECT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-50360	62-1564496
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

     1281 Murfreesboro Road Nashville, Tennessee                                         37217
    (Address of Principal Executive Offices)                                                              (Zip Code)

Registrant's telephone number, including area code: (615) 399-4700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Direct General Corporation (the “Company”) maintains a revolving credit facility (the “Credit Facility”) with a consortium of banks, of which First Tennessee Bank National Association (“FTBNA”) serves as “Agent,” to fund the working capital of the Company’s premium finance operations. On November 22, 2006, the Company entered into (1) the Ninth Amendment to the Eighth Amended and Restated Loan Agreement (the “Credit Agreement”) among Direct General Financial Services, Inc. and Direct General Premium Finance Company, as borrowers (the “Borrowers”), the Company and certain of its subsidiaries, and a consortium of banks of which FTBNA serves as “Agent,” (2) the Eighth Amendment to the Seventh Amended and Restated Security Agreement (the “Security Agreement”) by and among Direct General Financial Services, Inc. and Direct General Premium Finance Company as Grantors and a consortium of banks of which FTBNA serves as “Agent,” and (3) the Eighth Amendment to the Seventh Amended and Restated Pledge and Security Agreement (the “Pledge Agreement”) by and among the Company as Pledgor and a consortium of banks of which FTBNA serves as “Agent” (such agreements, collectively, the “Amendments to the Credit Facility”). The Security Agreement and Pledge Agreement secure the Company’s and the Borrowers’ obligations to the banks under the Credit Agreement.

The Company and certain of its subsidiaries have entered into the Amendments to the Credit Facility in connection with a proposed merger transaction in which Elara Merger Corporation, a wholly owned subsidiary of Elara Holdings, Inc., would merge with and into the Company in exchange for $21.25 per share of outstanding common stock of the Company (the “Merger”). The proposed Merger was announced on December 5, 2006. Consummation of the Merger is subject to various conditions, including approval of the Merger by the company’s shareholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of all authorizations, consents, and approvals required by any state insurance department or financing department, and other customary closing conditions.

Under the terms of the Amendments to the Credit Facility, effective as of November 22, 2006, the Credit Facility commitment of the banks that are parties to the Credit Agreement was reduced from $190,000,000 to $165,000,000, and effective as of January 1, 2007, the commitment of the banks will increase to $185,000,000. The amendments as to the amount of the Credit Facility commitment are hereinafter referred to as “Facility Commitment Amendments.”

In addition, the Amendments to the Credit Facility will permit the Company to enter into a term loan facility in an aggregate original principal amount of $75,000,000, a revolving credit facility in an amount of $20,000,000, and any incremental facility borrowings up to $20,000,000 with a group of lenders led by Bear Stearns Corporate Lending Inc. as “Agent” (the “Bear Stearns Facility”). The Company expects to enter into the Bear Stearns Facility simultaneously with the consummation of the Merger.

The Amendments to the Credit Facility, excluding the Facility Commitment Amendments, will not become effective unless and until various conditions are met, including that the (i) the Merger is consummated, (ii) the Bear Stearns Facility is closed in material compliance with the terms set forth in a term sheet received by the Company from Bear Stearns Corporate Lending Inc., dated November 22, 2006, which summarizes terms of the Bear Stearns Facility, (iii) FTBNA and the collateral agent, in respect of the Bear Stearns Facility, enter into an intercreditor agreement, and (iv) the banks that are parties to the Credit Agreement receive payment of a transaction fee of 0.25% of the total amount of loans outstanding upon the consummation of the Merger (the date as of which all such conditions are met, the “Effective Date”).

In addition, as of the Effective Date, the Amendments to the Credit Facility modify certain terms of the existing Credit Facility that would otherwise be breached if the Company were to consummate the Merger or enter into the Bear Stearns Facility, including modification of the Credit Agreement, Security Agreement and Pledge Agreement terms, as appropriate, to permit the Merger as an exception to the prohibition on mergers and similar transactions in those agreements, and to permit the Company to enter into and incur indebtedness under the Bear Stearns Facility, and cause certain of its subsidiaries to guarantee, obligations under the Bear Stearns Facility.

Borrowings under the Credit Facility are, and will remain after the Effective Date, principally secured by a first priority lien in the finance receivables of our premium finance subsidiaries and a second lien security interest in the capital stock of each of the Company’s directly owned subsidiaries. Under the terms of the Amendments to the Credit Facility, as of the Effective Date, the Company’s premium finance subsidiaries may grant a second lien in their finance receivables to secure borrowings under the Bear Stearns Facility, and the Company may pledge the common stock of its subsidiaries as a first priority lien to secure borrowings under the Bear Stearns Facility.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Ninth Amendment to Eighth Amended and Restated Loan Agreement

10.2	Eighth Amendment to Seventh Amended and Restated Security Agreement

10.3	Eighth Amendment to Seventh Amended and Restated Pledge and Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 13, 2006

DIRECT GENERAL CORPORATION (Registrant)

By:	/s/ Ronald F. Wilson
	Name:	Ronald F. Wilson
	Title:	Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Ninth Amendment to Eighth Amended and Restated Loan Agreement

10.2	Eighth Amendment to Seventh Amended and Restated Security Agreement

10.3	Eighth Amendment to Seventh Amended and Restated Pledge and Security Agreement